UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2016

Cloud Peak Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34547	26-3088162
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 S. Gillette Ave., Gillette, Wyoming	82716
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 687-6000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cloud Peak Energy Announces Upcoming Retirement of Senior Vice President, Marketing and Government Affairs; Responsibilities Transitioned to Existing Management

Cloud Peak Energy Inc. (“CPE”) announced that on May 2, 2016, its current Senior Vice President, Marketing and Government Affairs, Jim Orchard, provided CPE with notice that he will retire from CPE effective June 3, 2016.  Mr. Orchard is relocating his family back to Australia.  Mr. Orchard has served as CPE’s Senior Vice President, Marketing and Government Affairs, since October 2009.  Mr. Orchard’s responsibilities will be transitioned to other members of CPE’s executive management team.  Todd Myers, Senior Vice President, Business Development, will also assume responsibility for CPE’s marketing functions.  Bryan Pechersky, Executive Vice President, General Counsel and Corporate Secretary, will also assume responsibility for CPE’s government affairs functions.

Mr. Orchard will receive the following retirement benefits in accordance with CPE’s generally applicable compensation and benefit programs and will not receive any severance payments:  (1) pro rata vesting of his unvested restricted stock units and unvested stock options, in accordance with the terms of CPE’s previously disclosed award agreements; (2) potential future pro rata vesting of his unvested performance share units based on, and subject to, CPE’s actual total stockholder return performance and calculated in accordance with the terms of CPE’s previously disclosed award agreements; (3) potential payment of a pro rata 2016 annual incentive award, payable in early 2017 when active participants receive 2016 bonus payouts and based on actual CPE achievement against the performance metrics previously approved by CPE’s Compensation Committee; (4) distribution of his non-qualified deferred compensation plan account balance pursuant to his previous distribution elections; and (5) other benefits generally applicable to retiring employees, such as payment for accrued and unused vacation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOUD PEAK ENERGY INC.

Date: May 2, 2016	By:	/s/ Bryan J. Pechersky
	Name:	Bryan J. Pechersky
	Title:	Executive Vice President, General Counsel and Corporate Secretary